Exhibit 10.10

November 2, 2021

Michael York

VIA email

Dear Michael,

I am delighted to make you an offer for the position of Senior Vice President, Business Development and Commercial Strategy at Metacrine Inc. (the Company), reporting to Preston Klassen, Chief Executive Officer. Your employment is effective as of November 19, 2021. The terms of the offer are as follows:

Duties and Extent of Service

As full-time Senior Vice President, Business Development and Commercial Strategy for the Company, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as may be assigned to you from time to time. If you join the Company, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote all of your business time and effort to the business and affairs of the Company.

Base Salary

The Company will pay you a base salary of $390,000 dollars per year, paid semi-monthly, less payroll deductions, required taxes, withholdings and payable in accordance with the Company’s standard payroll practices.

Sign-on Bonus

Upon commencement of your employment with the Company, you will receive a one-time cash payment of $75,000. The sign-on bonus will be deemed earned in equal installments over the first 12 months of employment from your date of hire. In the event your employment should terminate before the 1st anniversary of your date of hire with Metacrine, the Company will have the right to seek reimbursement for a pro-rata amount of the sign-on bonus on the date of termination.

Benefits

As a Company employee, your eligibility to participate in the Company employee benefit plans and fringe benefits will depend on whether you meet the eligibility terms of the applicable plans. In addition, you will be eligible to receive up to 35% of your annual salary in the form of a performance bonus each year, subject to approval of a bonus plan by the board of directors and in accordance with the terms of such approved plan.

METACRINE, INC.

3985 SORRENTO VALLEY BLVD, SUITE C SAN DIEGO, CA 92121

Stock Options

In addition, if you decide to join the Company, it will be recommended to the Company's Board of Directors following your start date that the Company grant you an option to purchase 235,000 shares of the Company's common stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant will be subject to the terms and conditions of the Company's equity incentive plan and stock option agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment

Nondisclosure and Developments

The Company has extended this offer to you based upon your general knowledge, background, experience and skills and abilities and not because of your knowledge of your current employer’s or any previous employer’s trade secrets or other confidential information. As a condition of employment at the Company, you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement in which you agree to, among other things, not disclose to the Company or use in your employment with the Company any confidential or proprietary information or trade secrets of any current or prior employer. In this regard, you should be extremely careful not to bring to the Company any documents or other materials in tangible form belonging to or acquired from any current or prior employer.

At-Will Employment

This Agreement is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and any future representations to the contrary are also void and should not be relied upon unless they are contained in a formal written employment contract signed by an officer of the Company and expressly stating the company’s intent to modify the at-will nature of your employment.

Governing Law

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California.

Background Checks; Eligibility to Work in the United States

The Company reserves the right to conduct background investigations and/or reference checks on its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your

METACRINE INC.

3985 SORRENTO VALLEY BLVD, SUITE C SAN DIEGO, CA 92121

commencement date, or our employment relationship with you may be terminated.

Entire Agreement; Amendment

This Agreement will constitute the entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby. No prior agreement between you and the Company, whether written or oral, shall be construed to change or affect the operation of this Agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Agreement is hereby revoked and superseded.

This Agreement may be amended or modified only by a written instrument executed both by you and the Company. If any portion of this Agreement shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this Agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect as if the invalid or unenforceable term or portion thereof had not existed within this Agreement.

This Agreement will expire if not accepted by November 8, 2021. We are excited to have you on the team!

Sincerely,

/s/ Theresa Lowry
Theresa Lowry
Executive Vice President, Human Resources

Accepted By:	/s/ Michael York
Print Name:	Michael York
Date:	November 3, 2021